Exhibit 10.4

FIREFLY AEROSPACE INC. AMENDED EXECUTIVE SEVERANCE PLAN

Article I.
Purpose, Definitions, and Administration
1.
Purpose

Firefly Aerospace Inc., a Delaware corporation (“Company”), has adopted the Firefly Aerospace Inc. Amended Executive Severance Plan (“Plan”) to provide severance pay and benefits to eligible officers and management employees who are Eligible Executives (as defined below) and whose employment is terminated on or after 01 January 2026 (“Effective Date”). The Plan is intended to be maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.

2.
Definitions

For purposes of the Plan, the following terms shall have the respective meanings set forth below:

(a)
Accrued Amounts means (i) all accrued and unpaid Base Salary through the Date of Termination, which shall be paid within ten (10) business days following the Date of Termination (or earlier if required by applicable law); (ii) reimbursement for all incurred but unreimbursed expenses for which an Eligible Executive is entitled to reimbursement in accordance with the expense reimbursement policies of the Company; and (iii) benefits to which an Eligible Executive may be entitled pursuant to the terms of any plan or policy sponsored by the Company or any of its Affiliates.
(b)
Affiliate means with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question.
(c)
Base Salary means the amount an Eligible Executive is entitled to receive as base salary on an annualized basis, calculated as of the Date of Termination, excluding all annual cash incentive awards, bonuses, equity awards, and incentive compensation. Notwithstanding the foregoing, in the event of a reduction in an Eligible Executive’s Base Salary resulting in such Eligible Executive’s resignation for Good Reason, the Base Salary shall be deemed to be that in effect immediately prior to such reduction.
(d)
Board means the Board of Directors of the Company.
(e)
Cause has the meaning set forth in the Equity Incentive Plan.
(f)
Change in Control has the meaning set forth in the Equity Incentive Plan.
(g)
Change in Control Protection Period means the twenty-four (24)-month period following a Change in Control.
(h)
CEO means the Chief Executive Officer of the Company.
(i)
COBRA means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(j)
COBRA Benefits has the meaning set forth in Section 5(a)(ii).
(k)
Code means the Internal Revenue Code of 1986, as amended.
(l)
Committee means the Compensation Committee of the Board or such other committee duly authorized by the Board to administer the Plan.
(m)
Company has the meaning set forth in Section 1.
(n)
Company Group means the Company and each of its direct and indirect past, present and future Subsidiaries and Affiliates.
(o)
Confidential Information means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to an Eligible

Executive, excluding any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of the Eligible Executive; (B) was available to the Eligible Executive on a non-confidential basis before its disclosure by a member of the Company Group; (C) becomes available to the Eligible Executive on a non-confidential basis from a third-party source not bound by confidentiality; or (D) is required to be disclosed by applicable law.
(p)
Date of Termination means the effective date of the termination of an Eligible Executive’s employment with the Company and its Affiliates.
(q)
Death means the former executive has deceased as evidenced by a legally recognized death certificate.
(r)
Disability has the meaning set forth in the Equity Incentive Plan.
(s)
Effective Date has the meaning set forth in Section 1.
(t)
Eligible Executive means any employee of any member of the Company Group who (i) is designated by the Committee as an Eligible Executive and (ii) has executed and returned a Participation Agreement. Eligible Executives shall be limited to the following Tiers:

Tier	Role Description	Applicable Positions
Tier 0	Chief Executive Officer	CEO
Tier 1	Section 16 and select critical C-Suite Leaders.	CFO, COO, CPO, GC, CTO, CEO-SciTec, CAO.
Tier 2	Vice-Presidents & select Senior Leaders reporting to the CEO.	President-SciTec, VPs (Launch, Spacecraft, Engineering, Production, Reliability, Finance, Business Development, Marketing, Supply Chain), CIO, Chief of Staff, and other designated roles.

(u)
EPIA means, with respect to an Eligible Executive, that certain Employee Proprietary Information Agreement, Employee Proprietary Information and Protective Covenants Agreement or similar agreement(s) in effect between the Eligible Executive and a member of the Company Group regarding (i) the protection of Confidential Information, (ii) that inventions, original works of authorship and similar intellectual property rights conceived within the scope of and during the period of employment are works made of hire, (iii) non-solicitation of employees, (iv) no interference with Company customer relationships, and (v) non-competition.
(v)
Equity Incentive Plan means the Firefly Aerospace Inc. 2025 Omnibus Incentive Plan, as may be amended, restated or otherwise modified from time to time, or any successor equity incentive plan established by the Company.
(w)
ERISA means the Employee Retirement Income Security Act of 1974, as amended.
(x)
Executive Employment Agreement means, with respect to an Eligible Executive, the then effective employment agreement or offer letter entered into between such Eligible Executive and a member of the Company Group.
(y)
Good Reason means, with respect to an Eligible Executive’s termination of employment: (i) in the case where there is no Executive Employment Agreement, change of control agreement or similar agreement in effect between the Eligible Executive and a member of the Company Group that defines “good reason” (or words or a concept of like import), (1) a material diminution in your roles, duties, responsibilities, or the individuals to whom you report; (2) a material reduction of your Base Salary or the target amount of your Annual Bonus; (3) a requirement that you relocate your primary place of business more than 25 miles away; or (4) a material breach by the Company of any provision of this Plan or any document referenced herein; or (ii) in the case where there is an Executive Employment Agreement, change of control agreement or similar agreement in effect between the Eligible Executive and a member of the Company Group that defines “good reason” (or words or a concept of like import), as defined in such agreement. The Eligible Executive must provide written notice within thirty (30) days of becoming aware of the event, and the Company shall have a thirty (30)-day cure period.
(z)
IPO Grant means the RSUs granted on September 24, 2025, to Eligible Executives.
(aa)
Participation Agreement means the participation agreement delivered to each Eligible Executive by the Committee.
(bb)
Plan has the meaning set forth in Section 1.
(cc)
Qualifying Termination means the termination of an Eligible Executive’s employment (i) by any member of the Company Group without Cause (which does not include a termination due to Death, Retirement or Disability); or (ii) due to an Eligible Executive’s resignation for Good Reason.
(dd)
Release Requirement means the requirement that an Eligible Executive execute and deliver to the Company a general release of claims, in a form acceptable to the Company, on or prior to the date that is twenty-one (21) days (or forty-five (45) days in the event of an exit incentive program) following the delivery of the release. The Release Requirement is not satisfied if the release is revoked.
(ee)
Retirement shall mean the Eligible Executive’s voluntary separation from service, provided that, at the time of such separation, the Eligible Executive (i) has attained at least sixty-two (62) years of age, and (ii) has completed five (5) full years of continuous service. Furthermore, Retirement is conditioned upon the Eligible Executive providing the Company with at least one-hundred eighty (180) days’ prior written notice. The Eligible Executive agrees not to take employment with a competing corporation or entity in the Aerospace and Defense industry or similar technologies.
(ff)
Section 409A means Section 409A of the Code.
(gg)
Section 409A Payment Date has the meaning set forth in Section 14(i).
(hh)
Severance Amount means the cash severance payments set forth in Sections 5(a)(i) or 5(b)(i), as applicable.
(ii)
Severance Period has the meaning set forth in Section 5(a)(i).
(jj)
Subsidiary means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
(kk)
Target Annual Bonus means an Eligible Executive’s target annual bonus for the calendar year that includes such Eligible Executive’s Date of Termination.
3.
Administration of the Plan

The Committee shall be responsible for the oversight of the Plan, including interpretation, decisions pertaining to eligibility, computation of severance benefits, and review of claims denials. The Committee has absolute discretion in the exercise of its powers and responsibilities. The Committee and its members shall be indemnified and held harmless by the Company against any and all expenses and liabilities arising out of their administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of their own gross negligence or willful misconduct.

4.
Eligibility

Only individuals who are Eligible Executives (as designated by the Committee in accordance with Section 2(v)) may participate in the Plan. By executing a Participation Agreement, the Eligible Executive acknowledges and agrees that the Plan supersedes all prior agreements, practices, policies, procedures and plans relating to severance payments or benefits from all members of the Company Group with respect to the Eligible Executives.

Article II.
Plan Benefits
5.
Plan Benefits
(a)
Qualifying Termination Outside of a Change in Control Protection Period. In the event an Eligible Executive’s employment ends due to a Qualifying Termination that occurs outside of a Change in Control Protection Period such Eligible Executive shall be entitled to receive the Accrued Amounts and, provided the such Eligible Executive has completed at least one (1) full year of continuous service as the date of such termination and so long as such Eligible Executive satisfies the Release Requirement and abides by the terms of Sections 7(a) and 10 below, then:
(i)
Severance Payment (Base and Period). The Company shall make severance payments to such Eligible Executive (a “Severance Payment”) in a total amount equal to the multiplier below multiplied by such Eligible Executive’s Base Salary. The Severance Payment will be paid in a lump sum within 30 days of finalizing the severance agreement.

Tier	Severance Period	Cash Severance (Base Salary Multiplier)
Tier 0 (CEO)	1 year	1 year annual Base Salary
Tier 1 (Sec. 16 Officers/C-Suite)	1 year	1 year annual Base Salary
Tier 2 (Senior Leadership)	6 months	6 months annual Base Salary

(ii)
COBRA Benefits. The Company shall, pay in a lump sum amount for the difference between the amount such Eligible Executive pays to effect and continue coverage under the Company’s group health plans pursuant to COBRA and the employee contribution amount paid by similarly situated employees (the “COBRA Benefits”). The duration of the COBRA Benefits shall match the following lump sum payment paid within 30 days of finalizing the severance agreement:

Tier	COBRA Benefit Duration
Tier 0 (CEO)	1 year
Tier 1 (Sec. 16 Officer/C-Suite)	1 year
Tier 2 (Senior Leadership)	6 months

(iii)
Bonus Payout The Eligible Executive is eligible to receive a bonus payment equal to the following:

Tier	Bonus Payment
Tier 0 (CEO)	The Target Annual Bonus in effect for the year
Tier 1 (Sec. 16 Officer/C-Suite)	If the termination occurs prior to or on June 30, then the Target Annual Bonus prorated through the termination date, or if the

Tier	Bonus Payment
termination occurs after June 30, then a prorated annual bonus in effect for the year at the actual performance achieved prior to, and prorated through, the termination date.
Tier 2 (Senior Leadership)

If the termination occurs prior to or on June 30, then the Target Annual Bonus, prorated through the termination date, or if the termination occurs after June 30, then a prorated annual bonus in effect for the year at the actual performance achieved prior to, and prorated through, the termination date.

This bonus payment will be paid in a single installment on the Company’s first ordinary payroll date within 30 days of finalizing the severance agreement.

(iv)
Equity Treatment.
1)
Any Restricted Stock Units (RSUs) or portion thereof (other than an IPO Grant) unvested on the Date of Termination that would have vested in accordance with its terms during the RSU Acceleration period immediately following the Date of Termination, shall immediately vest on the Date of Termination in an amount equal to the portion of the RSU that would have vested during such RSU Acceleration period.

Tier	RSU Acceleration
Tier 0 (CEO)	1 year
Tier 1 (Sec. 16 Officer/C-Suite)	1 year
Tier 2 (Senior Leadership)	6 months

2)
Any IPO Grant unvested on the Date of Termination shall immediately vest on the Date of Termination in full.
3)
Any Performance Stock Units (PSUs) unvested on the Date of Termination shall remain outstanding through the end of the applicable performance period (to determine whether one or more of the performance goals are achieved), and the Eligible Executive shall receive a prorated portion of any portion of the PSU that vests upon achievement of the performance factors and based on the portion of the performance period measured from the applicable grant date through the Severance Period as a percentage of the full performance period.
(b)
Qualifying Termination During a Change in Control Protection Period (CIC). In the event an Eligible Executive’s employment ends due to a Qualifying Termination that occurs during a Change in Control Protection Period, such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive satisfies the Release Requirement and abides by the terms of Sections 7(a) and 10 below, then:
(i)
CIC Severance Payment. The Company shall make a lump sum severance payment to such Eligible Executive in a total amount equal to the multiplier below times the Eligible Executive's Base Salary plus the specified Target Annual Bonus amount plus the COBRA Benefit, paid on the Company’s first ordinary payroll date within 30 days of finalizing the severance agreement.

Tier	Cash Severance (Base Salary Multiplier)	Bonus Payout	COBRA Benefit Duration
Tier 0 (CEO)	2x annual Base Salary	2x Target Annual Bonus	2 years
Tier 1 (Sec. 16 Officer/C-Suite)	1x annual Base Salary	1x Target Annual Bonus	1 year
Tier 2 (Senior Leadership)	1x annual Base Salary	1x Target Annual Bonus	1 year

(ii)
Equity Acceleration (Double Trigger). Immediate Acceleration of all time-based and performance-based equity upon the occurrence of a Qualifying Termination during the Change in Control Protection Period.
(c)
Death, Retirement, and Disability Severance.

In the event an Eligible Executive’s employment terminates due to Death, qualifying Retirement, or qualifying Disability, such Eligible Executive (or their estate/beneficiary) shall be entitled to the Accrued Amounts and, subject to the Release Requirement (where applicable), the following benefits, which cash components will be paid in a lump sum on the first ordinary payroll date within 30 days of finalizing the severance agreement:

Tier	Base Salary Payout	Bonus Payout	Equity Treatment	COBRA Benefit Duration
All Tiers; Retirement & Disability	1x yearly Base Salary

If the termination occurs prior to or on June 30, then the Target Annual Bonus, prorated through the termination date, or if the termination occurs after June 30, then a prorated annual bonus in effect for the year at the actual performance achieved prior to, and prorated through, the termination date.

			RSUs, including IPO Grants, vest in accordance with Section 5(a)(iv)1) above. PSUs vest in accordance with Section 5(a)(iv)3) above.	1 year

Tier	Base Salary Payout	Bonus Payout	Equity Treatment	COBRA Benefit Duration
All Tiers; Death	1x yearly Base Salary

If the termination occurs prior to or on June 30, then the Target Annual Bonus, prorated through the termination date, or if the termination occurs after June 30, then a prorated annual bonus in effect for the year at the actual performance achieved prior to, and prorated through, the termination date.

			All RSUs or PSUs unvested on the Date of Termination shall immediately vest on the Date of Termination in full.	1 year

(d)
Non-Qualifying Terminations of Employment. In the event that an Eligible Executive’s employment terminates other than pursuant to a Qualifying Termination, Death, Retirement or Disability, all compensation and benefits to such Eligible Executive shall terminate contemporaneously, except that such Eligible Executive shall be entitled to the Accrued Amounts.
(e)
After-Acquired Evidence. The Company shall have the right to cease the payment of the Severance Amount and to cease providing any other severance benefits if the Company subsequently acquires evidence or determines that: (i) such Eligible Executive has failed to abide by the terms of Sections 7(a) and 10 below; or (ii) a Cause condition existed prior to the Date of Termination that, had the Company been fully aware of such condition, would have given the Company the right to terminate such Eligible Executive’s employment for Cause.
(f)
No Duplication. The Committee shall reduce or eliminate the duplicative benefits provided for under the Plan in the event an Eligible Executive is covered by any other plan, program, policy, or individual contract (including, without limitation, any applicable Executive Employment Agreement).
(g)
Extension of Post-Termination Exercise Period (PTEP). In an effort to manage potential Material Nonpublic Information (MNPI) held by executives terminating service to the Company, and avoid the forced sale of large equity interests held by them shortly after such termination (ie; within ninety (90) days following termination), the Company has determined that it is in the best interest of the Company and its shareholders to avoid forced sales of equity over short periods of time. Therefore, any Eligible Executive (i) who, at the time of termination, holds (together with their affiliates) one-tenth of one percent (0.1%) or more of the Company’s then-outstanding shares of common stock, and (ii) whose termination of employment with the Company is a result of a Qualifying Termination or due to Death, Retirement, or Disability, the post-termination exercise period of any options outstanding on the termination date shall be extended from ninety (90) days to one (1) year following the Date of Termination. Notwithstanding the forgoing, in no event shall any option remain exercisable beyond its original ten (10) year maximum term.

The affected Executive should recognize that, while the options may remain exercisable beyond the ninety (90) day period (one year, in the case of a termination due to permanent and total disability), if the option is an incentive stock option such extension will result in the option becoming subject to tax treatment as a nonqualified stock option (NQSO).

Article III.
Restrictive Covenants and General Provisions
6.
Certain Excise Taxes (Section 280G)

Notwithstanding anything to the contrary in the Plan, if an Eligible Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in the Plan would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits will be one dollar less than three times such Eligible Executive’s “base amount” (the "Best Net Approach") or (b) paid in full, whichever produces the better net after-tax position to such Eligible Executive. The determination as to whether any such reduction is necessary shall be made by the Company in good faith.

7.
Mutual Non-Disparagement

Subject to Section 8, the Company and the Eligible Executive mutually agree to the following covenants:

(a)
Obligation of the Eligible Executive. The Eligible Executive and the Eligible Executive’s affiliates will not, and will cause the Eligible Executive’s affiliates to not, make, publish, or communicate any disparaging or defamatory comments regarding any member of the Company Group or their current or former directors, officers, members, managers, partners, executives or direct or indirect owners. Any material breach of this convenant by the Eligible Executive shall result in the immediate forfeiture of outstanding, unvested Performance Stock Units (PSU’s).
(b)
Obligation of the Company. The Company agrees to instruct the current members of the Board of Directors, the Chief Executive Officer, and the direct reports of the Chief Executive Officer not to make, publish, or communicate any disparaging or defamatory comments regarding the Eligible Executive.
8.
Required Disclosures

Nothing in this Plan shall prevent either the Company or the Eligible Executive from: (i) making truthful statements when required by law, court order, subpoena, or other compulsory legal or regulatory process, or (ii) making any statements necessary for the enforcement or defense of this Plan or any other rights of the Parties.

9.
Cooperation

Each Eligible Executive agrees that during the Eligible Executive’s employment with the Company Group and thereafter (regardless of whether the Eligible Executive resigns or the Eligible Executive’s employment is terminated by the Company Group or the reason for such resignation or termination), the Eligible Executive shall provide reasonable and timely cooperation in connection with: (a) any actual or threatened litigation, inquiry, review, investigation, process, or other matter, action, or proceeding (whether conducted by or before any court, regulatory, or governmental entity, or by or on behalf of the Company Group, or otherwise), that relates to events occurring during the Eligible Executive’s employment by the Company Group or about which the Company Group otherwise believes the Eligible Executive may have relevant information; (b) the transitioning of the Eligible Executive’s role and responsibilities to other personnel; and (c) the provision of information in response to the Company Group’s requests and inquiries in connection with the Eligible Executive’s separation of employment. Each Eligible Executive’s cooperation shall include being available to (i) meet with and provide information to the Company Group and its counsel or other agents in connection with fact-finding, investigatory, discovery, and/or pre-litigation or other proceeding issues, and (ii) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) in connection with any such matter, all without the requirement of being subpoenaed.

10.
Other Obligations
(a)
Each Eligible Executive hereby represents and warrants that the Eligible Executive will comply with his or her obligations under the Executive Employment Agreement and EPIA at all times during the term of his or her employment with the Company.
(b)
Each Eligible Executive acknowledges that certain obligations under the Executive Employment Agreement and EPIA survive termination of the Eligible Executive’s employment with the Company (including covenants related to Confidential Information, IP Ownership & Assignment, Non-Solicitation of Employees, Customer Non-Interference, and Covenant Not to Compete, collectively, the “Restrictive Covenants”), and are affirmed by the Eligible Executive, with the understanding that the Eligible Executive will pursue no lawsuit, claim, or legal action asserting that such post-employment restrictions are unreasonable or unenforceable as written, or that they do not survive.
(c)
In recognition of the severance benefits provided herein, and notwithstanding the terms specified in the Executive Employment Agreement and EPIA, the Restrictive Covenants shall be amended so that the period of each Restrictive Covenant shall be the longer of the period set for in the EPIA or the Severance Period specified herein. In addition, any material breach of this Plan or the Restrictive Covenants by the Eligible Executive shall result in the immediate forfeiture of all outstanding, unvested Performance Stock Units (PSU’s) held by such Eligible Executive.
11.
Consent to Notification

If an Eligible Executive ceases to be employed by any member of the Company Group, the Eligible Executive hereby grants consent to notification by the Company Group to any new employer, any third party engaging the Eligible Executive’s services, or any entity to which the Eligible Executive becomes a partner, member, employee or otherwise engaged about the Eligible Executive’s rights and obligations under the Plan.

12.
Claims Procedure and Review.
(a)
Filing a Claim. Any Eligible Executive that the Committee determines is entitled to severance benefits under the Plan is not required to file a claim for benefits. Any Eligible Executive (i) who is not paid severance benefits hereunder and who believes that such Eligible Executive is entitled to severance benefits hereunder or (ii) who has been paid severance benefits hereunder and believes that such Eligible Executive is entitled to greater benefits hereunder may file a claim for benefits in writing with the Committee.
(b)
Initial Determination of a Claim. If a claim for severance benefits hereunder is wholly or partially denied, the Committee shall, within a reasonable period of time but no later than ninety (90) days after receipt of the claim (or one-hundred and eighty (180) days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (vi) describe the Plan’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination.
(c)
Appeal of a Denied Claim. Within sixty (60) days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Committee. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. The Committee shall deliver to the claimant a written decision on the appeal promptly, but not later than sixty (60) days after the receipt of the claimant’s appeal (or one-hundred and twenty (120) days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) include specific reasons for the decision, (iv) refer specifically to the Plan provisions upon which the decision is based, (v) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (vi) a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. If special circumstances require an extension of up to one-hundred and eighty (180) days for an initial claim or one-hundred and twenty (120) days for an appeal, whichever applies, the Committee shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Committee expects to render the decision.
(d)
Compliance with ERISA. The benefits claim procedure provided in this Section 13 is intended to comply with the provisions of 29 C.F.R. §2560.503-1. All provisions of this Section 13 shall be interpreted, construed, and limited in accordance with such intent.
13.
General Provisions.
(a)
Taxes. The Company is authorized to withhold from all payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and the Eligible Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under the Plan.
(b)
No Mitigation. No Eligible Executive shall have any duty to mitigate the amounts payable under the Plan by seeking or accepting new employment or self-employment following a Qualifying Termination.
(c)
Offset. The Company may set off against, and each Eligible Executive authorizes the Company to deduct from, any payments due to the Eligible Executive, or to his or her estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an Affiliate of the Company by the Eligible Executive, whether arising under the Plan or otherwise; provided, however, that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A unless the offset would not result in a violation of the requirements of Section 409A.
(d)
Amendment and Termination. Prior to a Change in Control, the Board and the Committee shall have the power to amend or terminate the Plan from time to time in its discretion and for any reason (or no reason) (including the removal of an individual as an Eligible Executive); provided that no such amendment or termination shall be effective with respect to a termination of employment that occurred prior to the amendment or termination of the Plan; and provided, further, that, to the extent any such amendment has a detrimental impact to any Eligible Executive, such amendment will become effective with respect to such Eligible Executive six months following approval by the Board or Committee. Notwithstanding the foregoing, upon a Change in Control and during a Change in Control Protection Period, no amendment or termination of the Plan shall impair any rights or obligations to any Eligible Executive under the Plan (including the removal of an individual as an Eligible Executive) unless such Eligible Executive expressly consents to such amendment or termination.
(e)
Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. All payments and benefits that become due to an Eligible Executive under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.
(f)
Transfer and Assignment. Neither an Eligible Executive nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.

(g)
Unfunded Obligation. All benefits due an Eligible Executive under the Plan are unfunded and unsecured and are payable out of the general assets of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Executives shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
(h)
Severability. If any provision of the Plan (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity of such provision (or portion thereof) will not affect the remaining provisions (or portions thereof) of the Plan, but such provision (or portion thereof) will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included herein.
(i)
Section 409A. The Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under the Plan upon the termination of an Eligible Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. In no event may an Eligible Executive, directly or indirectly, designate the calendar year of any payment under this Plan. Each installment payment under the Plan is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in the Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Eligible Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of such Eligible Executive’s Death or (ii) the date that is six months after such Eligible Executive’s Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to such Eligible Executive (or such Eligible Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Executive on account of non-compliance with Section 409A.
(j)
Governing Law. All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent preempted by federal law (including ERISA, which is the federal law that governs the Plan, the administration of the Plan and any claims made under the Plan).
(k)
Status. The Plan is intended to qualify for the exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.
(l)
Third-Party Beneficiaries. Each Affiliate of the Company shall be a third-party beneficiary of the Eligible Executive’s covenants and obligations under Sections 7(a) and 10 and shall be entitled to enforce such obligations as if a party hereto.
(m)
No Right to Continued Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its Affiliates and any person, or to have any impact whatsoever on the at-will employment relationship between the Company or any of its Affiliates and the Eligible Executives. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or any of its Affiliates for any period of time or to restrict the right of the Company or any of its Affiliates to terminate the employment of any person at any time.

(n)
Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither the Plan nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, the Plan has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
(o)
Overpayment. If, due to mistake or any other reason, a person receives severance payments or benefits under the Plan in excess of what the Plan provides, such person shall repay the overpayment to the Company in a lump sum within thirty (30) days of notice of the amount of overpayment. If such person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to such person under the Plan or otherwise.
(p)
Clawback. Notwithstanding anything in this Plan or any other agreement between the Company and/or its related entities and an Eligible Executive to the contrary, such Eligible Executive acknowledges and agrees that any amounts payable under the Plan to such Eligible Executive are subject to (i) any right that the Company may have under any policy or other agreement or arrangement with such Eligible Executive (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to such Eligible Executive, including for the avoidance of doubt the Company’s Policy for the Recovery of Erroneously Awarded Compensation, and (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Company’s securities are listed, or any other applicable law. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards.
(q)
Agent for Service of Legal Process. Legal process may be served on the Committee, which is the plan administrator, at the following address:

Firefly Aerospace Inc.

2203 Scottsdale Dr.

Leander, TX 78641

c/o General Counsel